                              [LETTERHEAD OF COMPUTRON]

                                                                   Exhibit 10.23


March 20, 1996



Mr. Robert T. Hewitt
1354 Brentwood Road
Yarrdley, PA 19067

Dear Robert:

This letter is to confirm our offer of employment to you under the following terms and conditions to join Computron Software, Inc. as a Vice President of Development, reporting to Elias Typaldos, starting employment on Monday, April 8, 1996. (See attached E-Mail message).

SALARY: Starting salary will be $7,291.67 semi-monthly, paid on the 15th and last business day of each month. (this equates to $175,000.00 per annum).

BONUS: You are guaranteed a bonus of $25,000.00 at conclusion of the first year of employment. For all subsequent years, we will establish goals and objectives for your bonus plan.

STOCK OPTIONS: We will recommend to the Board of Directors of Computron Software, Inc. that you be awarded a stock option of 12,000 shares of its common stock at its fair market value. Your option, if approved, will be subject to certain vesting and other restrictions identified in Computron Software, Inc.'s Stock Option Agreement.

RELOCATION: You will receive reimbursement of up to $10,000 to cover reasonable and customary moving expenses, including expenses connected with the sale of your present home and temporary living expenses, related to your move. All requests for reimbursement will require specific and detailed receipts, accompanied by an approved T&E form, and will be reimbursed in accordance with normal T&E procedures. You understand that if your employment with Computron terminates within one year of the relocation for either of the reasons noted below, the reimbursement will be considered a loan. Accordingly, you would be required to reimburse the original amount of the total relocation expense upon termination if:

     1)  Within 12 months of beginning employment, you are discharged for cause.

     2) Within 12 months of beginning employment, you terminate voluntarily without the work assignment significantly changing.

REVIEWS: A performance review will be conducted on or about your one year anniversary, then annually thereafter.

BENEFITS: Computron provides its employees with Medical, Dental, Life Insurance coverage effective date of hire. Optional dependent coverage is available at the employee's expense. You will be subject to normal company policy for vacation for your first year of employ - 5 days after 6 months, 5 days after 1 year. You will be entitled to three weeks vacation after completion of one year. Please see attached Outline of Benefit Summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off, and similar. In addition, the Company offers a 401(k) plan, also explained in the outline.

COMPUTRON SOFTWARE, INC.
--------------------------------------------------------------------------------


Mr. Robert T. Hewitt
March 20, 1996
Page 2


EMPLOYMENT: Computron Software, Inc. is an equal opportunity employer. In addition, it should be understood that employment is "at will", as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party.

CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of Computron and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies while an active or inactive employee. A partial list of items covered by Confidentiality include:

-    Employee Lists                     -    Technical Product Knowledge
-    Customer Lists                     -    Confidential Financial Data
-    Prospect Lists                     -    Product Price Lists
-    Product Materials                  -    Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of two years after employment at Computron, except for customer lists and possible other technical data, which remains confidential in perpetuity unless Computron makes it available to the public.

Please countersign this offer and Non-Disclosure and return to me to officially indicate your acceptance. This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act.

It is understood that legal fees associated with obtaining these documents are solely your responsibility.

Sincerely,



Elizabeth Mack
Manager, Human Resources



     I ACCEPT:


     ----------------------------------------     --------------------------
     Robert T. Hewitt                             Date


cc:  Human Resources